Exhibit 99.1

100+ Patients Treated for Erectile Dysfunction Utilizing Company’s Patented CaverStem® Stem Cell Procedure with Significant Success Rate

General corporate updates and plans for second half of 2019.

Phoenix, AZ, June 20, 2019 – Creative Medical Technology Holdings, Inc. (OTCQB: CELZ), a leading commercial stage biotechnology company focused on Urology, Orthopedics and Neurology using stem cell treatments, today announced business updates and plans for remainder of 2019.

Recent Business Highlights

•	CaverStem® Regenerative Stem Cell Procedure for Treatment of Erectile Dysfunction in Men

o	Healthcare Professional (HCP) Recruitment/Training ongoing with 5 new facilities coming onboard in the last 60 days and multiple other locations presently being vetted and scheduled for training.

o	Increasing consumer awareness campaigns utilizing print/digital/radio in local regions where CaverStem® is offered successfully driving patients into clinic

o	Featured on ABC News as breakthrough technology with potential to help millions of men – many additional requests for media currently being vetted

•	FemCelz™ Regenerative Stem Cell Procedure for Treatment of Female Sexual Dysfunction

o	Soft launch utilizing established CaverStem® clinics proving to be effective commercial strategy

o	5 additional patients successfully treated in New Mexico within the past 30 days.

•	StemSpine™ Regenerative Stem Cell Procedure for Treatment of Degenerative Disc Disease using the patients own bone marrow derived stem cells.

o	As previously announced, the StemSpine program is scheduled for a soft launch in the latter part of 2019. Currently the company continues to focus its efforts on commercialization of its lead out technologies CaverStem® and FemCelz™

•	AmnioStem™

o	The AmnioStem technology is the use of stem cells from amniotic fluid which is considered a drug. This process differs significantly from our other technologies whereupon we use the patients own bone marrow derived stem cells. This requires a an investigational new drug application process through the FDA, of which we are highly familiar. We are moving forward with this program and are pleased with the progress.

A Look Ahead (H2 2019 Plans)

•	Demonstrate Thought Leadership/Scientific Prowess:
o	Submission to scientific peer-reviewed journals to showcase early clinical data
o	Present at targeted industry conferences
o	Host webinars utilizing our Scientific Advisory Board
o	Continuing to implement our electronic registry so that physicians may share information with one another under strict HIPAA compliance.

•	CaverStem®/FemStem™ Centers of Excellence
o	Continue to onboard new CaverStem® and FemCelz™ centers strategic locales around the world
o	Optimize training program to ensure new HCPs are equipped to succeed
o	Provide ongoing support to address any questions utilizing peer to peer network
o	Provide continued marketing in specific locations

•	Consumer Awareness
o	Expand online marketing campaign to create human connection at digital scale
o	Seek strategic product placement partnerships (i.e. The Doctors)
o	Develop a comprehensive referral program to turn existing happy clients into evangelists

“We are at an inflection point in our efforts to establish Creative Medical Technology Holdings, Inc. as the pre-eminent leader in unlocking the full potential of stem cells for medical breakthroughs in the areas of Urology, Orthopedics and Neurology”, said Timothy Warbington, President and CEO of Creative Medical Technology Holdings Inc. “We are thrilled by the support of the medical community for our leading CaverStem® procedure and energized by the success stories that are pouring in from around the world from men whose lives have been drastically improved as a direct result of our products. We remain steadfast in our commitment to accelerate adoption of CaverStem® and utilize our existing relationships with HCPs to introduce FemCelz™ to help the growing number of women that experience sexual dysfunction.”

Dr. Elias Said, MD, FACEP added, “As a medical doctor for over 30 years, rarely have I seen a technology that has the potential to radically improve lives more than CaverStem® and FemStem™. In addition to becoming a leading provider of the technologies out of my Regenerative Medicine Health location in Las Cruces, NM, I am proud to partner with Creative Medical Technology Holdings, Inc. to serve as a trainer to onboard other HCPs interested in establishing their own practices around the country. Most recently, I had the pleasure of training two locations in the Greater Los Angeles area. ”

About Erectile Dysfunction

Erectile dysfunction (ED) is characterized by the lack of ability to achieve and maintain penile erection for intercourse.  Methods used to quantify ED include the Erectile Function Visual Analog Scale (EF-VAS) and the International Index of Erectile Function (IIEF-5), however clinically it is primarily diagnosed based on symptomology.  In our aging society, ED is becoming an increasing problem. According to one study 39% of men at age 40 experience symptoms of ED, whereas by age 70 the incidence rises to 67%. In this latter age group, it is believed that 50-85% of ED cases are associated with hypertension, diabetes, cardiovascular disease and dyslipidemia.  Overall, it is estimated that 10-30 million Americans suffer from this condition.

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a commercial stage biotechnology company specializing in stem cell technology in the fields of urology, neurology and orthopedics and trades on the OTCQB under the ticker symbol CELZ. For further information about the company, please visit www.creativemedicaltechnology.com.

Forward Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission's website at www.sec.gov.

Creativemedicaltechnology.com

Caverstem.com

Femcelz.com

Timothy Warbington, CEO

480-789-9939